                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a_101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a_6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a_11(c) or Rule 14a_12


SpaceDev, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a_6(i)(1) and 0_11.

N/A
________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:

N/A
________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

N/A
________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0_11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A
________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

N/A
________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0_11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                              [SpaceDev Logo Here]

                                13855 Stowe Drive
                             Poway, California 92064


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 17, 2000

TO THE SHAREHOLDERS OF SPACEDEV, INC.:

         The annual meeting of the shareholders of SpaceDev, Inc. (the "Company") will be held at 13855 Stowe Drive, Poway, California 92064, on July 17, 2000, at 9:00 A.M. local time for the following purpose:

         1.       To elect a Board of Directors for the Company.

         2. To approve the continuation of Nation Smith Hermes Diamond, Accountants & Consultants, P.C. as the Company's independent public accountants for the fiscal year ending December 31, 2000.

         3. To approve an amendment to the Company's Stock Option Plan of 1999 to increase the number of common shares subject to the plan from one million (1,000,000) to thirty percent (30%) of the total outstanding shares, to be adjusted annually by the Company's Board of Directors.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OTHER ITEM LISTED ON THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS.

         Shareholders of record at the close of business on May 31, 2000, are the only persons entitled to notice of and to vote at the meeting.

         Your attention is directed to the attached Proxy Statement. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE. If you are present at the meeting, you may then revoke your proxy and vote in person, as explained in the Proxy Statement in the section entitled "ANNUAL MEETING OF SHAREHOLDERS - JULY 17, 2000." A return envelope is enclosed for your convenience.

                                                          /s/ Susan Benson

                                                          Susan Benson
                                                          Secretary

                                                          Dated: June 20, 2000

                    ----------------------------------------

                                 PROXY STATEMENT

                    ----------------------------------------


                                 SPACEDEV, INC.
                                13855 Stowe Drive
                             Poway, California 92064


                 ANNUAL MEETING OF SHAREHOLDERS - JULY 17, 2000

         The enclosed Proxy is solicited by the Board of Directors of SpaceDev, Inc. (the "Board") in connection with the annual meeting of shareholders of SpaceDev, Inc. (the "Company") to be held on July 17, 2000 at 9:00 A.M. local time at 13855 Stowe Drive, Poway, California 92064, and at any adjournments thereof. The cost of solicitation, including the cost of preparing and mailing the Notice of Shareholders' Meeting and this Proxy Statement, will be paid by the Company. Such mailing took place on approximately June 20, 2000. Representatives of the Company may, without cost to the Company, solicit Proxies for the management of the Company by means of mail, telephone or personal calls.

         A Proxy with respect to the Company may be revoked before the meeting by giving written notice of revocation to the Secretary of the Company, or may be revoked at the meeting, prior to voting. Unless revoked, properly executed Proxies with respect to the Company will be voted as indicated in this Proxy Statement. In instances where choices are specified by the shareholders in the Proxy, those Proxies will be voted or the vote will be withheld in accordance with each shareholder's choice. An "abstention" on any proposal will be counted as present for purposes of determining whether a quorum of shares is present at the meeting with respect to the proposal on which the abstention is noted, but will be counted as a vote "against" such proposal. Should any other matters come before the meeting, it is the intention of the persons named as Proxies in the enclosed Proxy to act upon them according to their best judgment.

         Only shareholders of record at the close of business on May 31, 2000 may vote at the meeting or any adjournments thereof. As of that date there were issued and outstanding approximately 17,396,046 common shares of all classes, $.0001 par value, of the Company. Each shareholder of the Company is entitled to one vote for each share of the Company held. Voting for the election of directors is not cumulative, which means that the holders of a majority of the Company's outstanding shares have the power to elect the entire board of directors of the Company. None of the matters to be presented at the meeting will entitle any shareholder of the Company to appraisal rights. In the event that Proxies which are sufficient in number to constitute a quorum are not received by July 12, 2000, the persons named as Proxies may propose one or more adjournments of the meeting to permit further solicitation of Proxies. Such adjournments will require the affirmative vote of the holders of a majority of the shares present in person or by Proxy at the meeting. The persons named as Proxies will vote in favor of such adjournment. At the annual meeting, the shareholders of the Company will be asked to re-elect the current members of the Board, to approve the selection of the independent public accountant for the Company and to amend the Company's Stock Option Plan to increase the number of common shares subject to the Plan to up to thirty percent (30%) of the outstanding common stock of the Company, to be adjusted annually by the Board.

                                 SHARE OWNERSHIP

   The following table provides information as of May 31, 2000 concerning the beneficial ownership of the Company's common stock by (i) each director, (ii) each named executive officer, (iii) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, and (iv) the directors and officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investing power with respect to all shares of Common Stock owned by them.

-----------------------------------------------------------------------------------------------------------------------------
                                Name and Address of Beneficial               Amount and Nature of       Percent of Class(4)
Title of Class                               Owner                           Beneficial Ownership
-----------------------------------------------------------------------------------------------------------------------------
$.0001 par value common stock   James W. Benson, CEO (2) and                         9,628,413(2)(3)           >55%(1)
                                Susan Benson, Secretary
                                13855 Stowe Drive
                                Poway, California 92064

$.0001 par value common stock   Wesley T. Huntress Jr., Director                               8,868           <0.1%
                                13855 Stowe Drive
                                Poway, California  92064

$.0001 par value common stock   Officers and Directors as a group                          9,642,281           >55%(1)


(1) Where persons listed on this table have the right to obtain additional shares of Common Stock through the exercise of outstanding options or warrants or the conversion of convertible securities within 60 days from May 31, 2000, these additional shares are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such persons, but are not deemed outstanding for the purpose of computing the percentage owned by any other person. Percentages are based on 17,396,046 shares outstanding on May 31, 2000.
(2) Does not include options to purchase 500,000 shares of common stock currently exercisable.
(3) Represents 236,000 shares held directly by James W. Benson; 8,895,000 shares held by SD Holdings, LLC, an entity controlled by James W. Benson; and 497,413 shares recently transferred from SD Holdings, LLC to Space Development Institute, a 501(c)(3) corporation.
(4) The table does not reflect options to purchase 750,000 shares issued to Charles H. Lloyd during fiscal year 1999 and first quarter 2000.


                          ANNUAL REPORT OF THE COMPANY

         The annual report of the Company containing audited financial statements for the twelve months ended December 31, 1999 was mailed to the shareholders on or about June 20, 2000.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         It is intended that the enclosed Proxy will be voted for the election of the four (4) persons named below as directors for the Company unless such authority has been withheld in the respective Proxy. The term of office of each person elected to be a director of the Company will be until the next regular or annual meeting of the shareholders at which election of directors is an agenda item and until his successor is duly elected and shall qualify. Pertinent information regarding each nominee for the past five years is set forth following his name below.


---------------------------------------------------------------------------------------------------------
NAME AND AGE           POSITION WITH THE COMPANY AND PRINCIPAL OCCUPATIONS              ADDRESS
---------------------------------------------------------------------------------------------------------
James W. Benson   Mr. Benson is the founder, Chairman and Chief Executive            13855 Stowe Dr.
(55)              Officer of the Company. Mr. Benson served as President of the      Poway, CA 92064
                  Company until he resigned from that position on February 4,
                  2000. Mr. Benson is also a Director of the Company, a position he has held since October 1997. In 1984, Mr. Benson founded
                  Compusearch Software Systems in McLean, Virginia. The company was based on use of personal computers to create full text indexes of massive government procurement regulations and to provide fast full text searches for any word or phrase; the first instance of large scale, commercial implementation of
                  PC-based full text searching. In 1995, Mr. Benson sold
                  Compusearch. Mr. Benson started SpaceDev LLC, which was
                  acquired by the Company in October 1997. Mr. Benson holds a
                  Bachelor of Science degree in Geology from the University of
                  Missouri. He founded the non-profit Space Development
                  Institute and introduced the $5,000 Benson Prize for Amateur
                  Discovery of Near Earth Objects. He is also Vice-Chairman and private sector representative on NASA's national Space Grant
                  Review Panel and a member of the American Society of Civil
                  Engineers subcommittee on Near Earth Object Impact
                  Prevention and Mitigation.
---------------------------------------------------------------------------------------------------------
Charles H. Lloyd  Mr. Lloyd has been the Company's Chief Financial Officer since     13855 Stowe Dr.
(49)              November 3, 1999.  Mr. Lloyd has also been named the CEO of the    Poway, CA 92064
                  Company's ISS subsidiary. Mr. Lloyd was formerly the CEO and
                  President of International Launch Services (ILS), a joint
                  venture of Lockheed Martin Corporation, Khrunichev State
                  Research and Production Space Center and RSC Energia. Mr.
                  Lloyd was employed by ILS and its predecessor joint venture
                  LKE from 1993 to 1998. During his tenure at ILS, he was
                  responsible for the development, expansion, and ongoing
                  operation of the joint venture. Lloyd aggressively marketed product lines globally, not only by overcoming cultural
                  barriers, but also by structuring the organization to support multiple product and management requirements. He is credited with developing strategic international relationships between the United States and Russia, and with setting the industry standard for strict controls in the transfer of technology.
                  Lloyd and his team at ILS generated over a billion dollars in new contracts and developed competitive markets in Asia,
                  Europe, and North America, all of which have provided
                  increased revenues. Mr. Lloyd has close to 20 years of senior management experience in high technology, international
                  service and manufacturing environments, with most of that time in positions focused on operations management, marketing and finance and administration. Prior to his employment with
                  Lockheed and ILS, Mr. Lloyd held several management positions at General Dynamics (GD). He was Vice President and Managing
                  Director, and responsible for the management and operations of
                  General Dynamics Commercial Launch Services. Prior to that, he was Vice President of Finance and Controller of GD Space
                  Systems, and Vice President of Finance and Administration of
                  GD Services Company. Mr. Lloyd began his career as a Senior
                  Financial Planning Analyst at Ford Motor Company in 1975. Mr.
                  Lloyd holds a Masters of Business Administration from the
                  University of Michigan and earned his Bachelor of Arts Degree in Finance from Virginia Polytechnic Institute and State
                  University.

                                       4

---------------------------------------------------------------------------------------------------------
Stanley W. Dubyn  Mr. Dubyn has been a director of the Company since February 4,     13855 Stowe Dr.
(43)              2000, and its President and Chief Operating Officer since          Poway, CA 92064
                  March 4, 2000. Mr. Dubyn was formerly Senior Vice-President and Chief Operating Officer for Spectrum Astro, Inc. in
                  Manhattan Beach, California, a position he held since October
                  1990 and which he resigned prior to becoming an officer of the
                  Registrant. In that capacity, Mr. Dubyn was responsible for overall cost, schedule and technical management and oversight of company business activities with NASA, USAF, BMDO DARPA, classified and government customers, and managed over $75
                  million in prime contract revenue associated with spacecraft design, development, manufacturing, integration, test, launch and on-orbit operation. He was directly responsible for
                  proposal management and winning a $1.5 billion NASA Goddard
                  Space Flight Center contract. Mr. Dubyn has managed

                  subcontracts and suppliers totaling over $34 million, many with new development technologies on compressed schedules, and has functioned as director of new business and marketing for all classified, defense and NASA programs for Spectrum Astro.
                  Concurrently with his employment for Spectrum Astro, Mr. Dubyn has acted as program manager on the following projects: New
                  Millennium Deep Space One (October 1995-February 1997),
                  Mars-98 Orbiter & Lander (February 1995 - October 1995),
                  MSTI-3 (May 1994 - February 1995), MSTI-2 (November 1992 - May
                  1994), MSTI -1, where he also acted as Chief Systems Engineer
                  (November 1991 - November 1992) and DSP Evolution Study
                  (October 1991 - November 1992). Prior to going to work with
                  Spectrum Astro, Mr. Dubyn worked for TRW Space & Technology
                  Group from June 1982 to October 1990, where he worked on a variety of classified projects in a myriad of capacities, including Program Manager and Director of STS Training for the Defense Projects Division. From May 1978 to June 1982, Mr.
                  Dubyn worked for Hughes Aircraft Company, Space &
                  Communications Group in El Segundo California, as a Mission and Systems Analyst, STS Integration Engineer and Preliminary
                  Design Engineer, and, from July 1977 to September 1997, Mr.
                  Dubyn worked for Rockwell International, B-1 Division as a
                  Stuctural Analyst. Mr. Dubyn received his Master of Science
                  Degree, Aerospace Engineering in 1981, and a Bachelor of
                  Science Degree in Aerospace Engineering in 1978 from the
                  University of Southern California. He has been honored throughout his career with awards for recognition and achievement, including the Hughes Aircraft Co. Masters
                  Fellowship Award in 1980 and American Institute of Aeronautics and Astronautics Judging Awards in 1986, 1987 and 1988. In
                  1990, Mr. Dubyn received the TRW Chairman's Award for
                  Innovation.

                                       5

---------------------------------------------------------------------------------------------------------
Wesley T.         Dr. Huntress was elected to the Company's Board of Directors       13855 Stowe Dr.
Huntress (57)     as an Independent Director at the Company's annual shareholder     Poway, CA 92064
                  meeting held June 30, 1999. Dr. Huntress is currently Director of the Geophysical Laboratory at the Carnegie Institution of
                  Washington in Washington, DC, where he leads an
                  interdisciplinary group of scientists in the fields of
                  high-pressure science, astrobiology, petrology and
                  biogeochemistry. Prior to his appointment at Carnegie, Dr.
                  Huntress served the Nation's space program as the Associate
                  Administrator for Space Science at NASA from October 1993
                  through September 1998 where he was responsible for NASA's programs in astrophysics, planetary exploration, and space physics. During his tenure, NASA space science produced
                  numerous major discoveries, and greatly increased the launch rate of missions. These discoveries include the discovery of possible ancient microbial life in a Mars meteorite; a
                  possible subsurface ocean on Jupiter's moon Europa; the
                  finding that gamma ray busts originate at vast distances from the Milky Way and are extraordinarily powerful; discovery of massive rivers of plasma inside the Sun; and a wealth of
                  announcements and images from the Hubble Space Telescope,
                  which have revolutionized astronomy as well as increased
                  public interest in the cosmos. Dr. Huntress also served as a
                  Director of NASA's Solar System Exploration Division from 1990 to 1993, and as special assistant to NASA's Director of the
                  Earth Science and Applications from 1988 to 1990. Dr. Huntress came to NASA Headquarters from Caltech's Jet Propulsion
                  Laboratory (JPL). Dr. Huntress joined JPL as a National
                  Research Council resident associate after receiving is B.S. in
                  Chemistry from Brown University in 1964 and his Ph.D. in
                  Chemical Physics from Stanford in 1968.
---------------------------------------------------------------------------------------------------------

         None of the persons named as nominees for the Company are directors of any other Reporting Companies. "Reporting Companies" include companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") or subject to the requirements of
Section 15(d) of the 1934 Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

         In voting for directors, you must vote all of your shares noncumulatively. This means that the owners of a majority of the Company's outstanding shares have the power to elect the Company's entire board of directors. The vote of a majority of shares of the Company represented at the meeting, provided at least a quorum (a majority of the outstanding shares) is represented in person or by proxy, is sufficient for the election of the above nominees to the Board. By completing the Proxy, you give the Proxy the right to vote for the persons named in the table above. If you elect to withhold authority for any individual nominee or nominees, you may do so by making an "X" in the box marked "VOTE FOR NOMINEE(S) NOT LINED OUT," and by striking a line through the nominees' name or names on the Proxy that you do not vote for.

         The Company has a standing audit committee comprised of Mr. Lloyd and Dr. Huntress. The Company does not have a nominating committee. The Company granted stock options to Wesley T. Huntress in 1999 and 2000 as compensation for his services as a director, and $10,000 in shares of common stock at a rate of $5,000 per year for his first two years of service. The Company does not maintain any pension, retirement or other arrangement other than as disclosed in the following table for compensating its Directors. The board of directors for the Company took action six (6) times during its last fiscal year by unanimous written consent. All directors attended each of the meetings via telephone conferencing.

         The Company does not currently have an advisory board.

         The following table discloses the compensation paid to the Company's directors for the fiscal year ended December 31, 1999.

                                          Cash Compensation                              Security Grants
                                          -----------------                              ---------------
                                                                                                  Number of
                                                                                                  Securities
                        Annual Retainer                     Consulting                            Underlying
Name                    Fees              Meeting Fees      Fees/Other Fees    Number of Shares   Options/SARs
----------------------- ----------------- ----------------- ------------------ ------------------ ------------------
James W. Benson                        -                 -                  -                  -                  -

Charles H. Lloyd(1)                    -                 -                  -                  -                  -

Wesley T. Huntress(2)                  -                 -                  -              4,444              2,222

Thomas W. Brown(3)                     -                 -                  -                  -                  -

Susan Benson (3)                       -                 -                  -                  -                  -

Philip E. Smith(1)                     -                 -                  -                  -                  -

(1)      Philip E. Smith resigned as a director of the Company in November 1999.
         The Board has elected Charles H. Lloyd and Stanley W. Dubyn to serve as interim directors until the annual shareholders' meeting.
(2)      Wesley T. Huntress Jr. was elected to the Board at the 1999 Annual
         Shareholders' Meeting. Pursuant to an agreement with the Company, Dr.
         Huntress received a total of $10,000 in the Company's common stock as compensation for his services as a director in two separate issuances during the first two years of his directorship. The table reflects the first issuance of 4,444 shares and options to purchase an additional
         2,222 shares pursuant to that agreement. Dr. Huntress has recently received the second issuance of 4,424 shares. Additionally, Dr.
         Huntress will receive options to purchase a total of $10,000 shares.
         Dr. Huntress was recently issued an option to purchase 4,425 shares at a per share price of $1.13, the fair market value on January 1, 2000, when the options were due to be issued pursuant to the agreement.
(3) Thomas B. Brown and Susan Benson resigned their positions on the Board by not running for re-election at the 1999 Annual Shareholders'
         Meeting.

         Each of the nominees has agreed to serve as a director of the Company until his replacement is elected and qualified. If any unforeseen event prevents one or more of the nominees from serving as a director, your votes will be cast for the election of a substitute or substitutes selected by the Board. In no event, however, can the Proxies be voted for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxies will vote for the election of each nominee to serve as a director of the Company.

         Each of the Company's current directors is a nominee for director. Pertinent information regarding each is set forth following his name above.

         THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ELECT EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY.

                                   PROPOSAL 2

                          RATIFICATION OR REJECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Nation Smith Hermes Diamond, Accountants & Consultants, P.C. as the Company's independent accountants for the fiscal year ending December 31, 2000 and has directed that management submit the selection of independent accountants to the stockholders for ratification at the Annual Meeting. Nation Smith Hermes Diamond, Accountants & Consultants, P.C. audited the Company's financial statements for fiscal 1999. No representative of Nation Smith Hermes Diamond, Accountants & Consultants, P.C. is expected to be present at the Annual Meeting.

         Stockholders are not required to ratify the selection of Nation Smith Hermes Diamond, Accountants & Consultants, P.C. as the Company's independent accountants. However, the Board is submitting the selection of Nation Smith Hermes Diamond, Accountants & Consultants, P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Nation Smith Hermes Diamond, Accountants & Consultants, P.C.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                   PROPOSAL 3

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                            STOCK OPTION PLAN OF 1999

         In June 1999, the shareholders approved the Stock Option Plan of 1999 (the "Plan"). The Company is presently authorized to issue 1 million shares of common stock upon the exercise of options granted under the Plan. Under this proposal, the Company will amend its Stock Option Plan to increase the number of common shares subject to the Plan from 1,000,000 to thirty percent (30%) of the outstanding shares of common stock of the Company. The number of shares authorized for issuance pursuant to the Plan would be adjusted annually by the Board of Directors at each annual meeting of the Board to adjust the authorized number of shares to 30% of the shares of Common Stock outstanding immediately preceding each such meeting until expiration of the Plan, as set forth in the Amendment to Stock Option Plan of 1999 attached hereto as Exhibit "A."

         The purpose of the Plan is to promote Company success by aligning employee financial interests with long-term shareholder value. The Board believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the Plan over the term of the Plan unless the additional shares are authorized. The Board believes the amendment will allow the Company to attract key employees and directors to the Company's management team by allowing the Company to offer various stock awards as incentive compensation, and will provide members of management with a vested interest in the Company's welfare. A copy of the Plan as proposed to be amended may be obtained upon written request to the Company's Chief Financial Officer at the address listed on page 1.

         The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to approve the Amendment to the Company's Stock Option Plan of 1999.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                  OTHER MATTERS

         Management does not intend to present any business at the meeting not mentioned in this Proxy Statement, and currently knows of no other business to be presented. If any other matters are brought before the meeting, the appointed proxies will vote all Proxies on such matters in accordance with their judgment of the best interests of the Company.

              SUPPLEMENTAL INFORMATION WITH RESPECT TO THE COMPANY

         Certain information about the current executive officers of the Company is set forth below. Each executive officer of the Company may be removed from office at any time by a majority of the Company's Board of Directors with or without cause.

JAMES W. BENSON (55) - CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

         Mr. Benson is the founder, Chairman and Chief Executive Officer of the Company. Mr. Benson served as President of the Company until he resigned from that position on February 4, 2000. Mr. Benson is also a Director of the Company, a position he has held since October 1997. In 1984, Mr. Benson founded Compusearch Software Systems in McLean, Virginia. The company was based on use of personal computers to create full text indexes of massive government procurement regulations and to provide fast full text searches for any word or phrase; the first instance of large scale, commercial implementation of PC-based full text searching. Mr. Benson sold Compusearch. Mr. Benson started SpaceDev LLC, which was acquired by the Company in October 1997. Mr. Benson holds a Bachelor of Science degree in Geology from the University of Missouri. He founded the non-profit Space Development Institute and introduced the $5,000 Benson Prize for Amateur Discovery of Near Earth Objects. He is also Vice-Chairman and private sector representative on NASA's national Space Grant Review Panel and a member of the American Society of Civil Engineers subcommittee on Near Earth Object Impact Prevention and Mitigation.

SUSAN BENSON (55) - SECRETARY

         Ms. Benson has served as the Company's Secretary since its inception. She is the wife of James W. Benson. Ms. Benson was the Customer Support Manager for Compusearch Software Systems in McLean, Virginia from 1986 through 1995.

CHARLES H. LLOYD (49) - CHIEF FINANCIAL OFFICER AND DIRECTOR

         Mr. Lloyd has been the Company's Chief Financial Officer since on November 3, 1999. Mr. Lloyd has also been named the CEO of the Company's ISS subsidiary. Mr. Lloyd was formerly the CEO and President of International Launch Services (ILS), a joint venture of Lockheed Martin Corporation, Khrunichev State Research and Production Space Center and RSC Energia. Mr. Lloyd was employed by ILS and its predecessor joint venture LKE from 1993 to 1998. During his tenure at ILS, he was responsible for the development, expansion, and ongoing operation of the joint venture. Lloyd aggressively marketed product lines globally, not only by overcoming cultural barriers, but also by structuring the organization to support multiple product and management requirements. He is credited with developing strategic international relationships between the United States and Russia, and with setting the industry standard for strict controls in the transfer of technology. Lloyd and his team at ILS generated over a billion dollars in new contracts and developed competitive markets in Asia, Europe, and North America, all of which have provided increased revenues. Mr. Lloyd has close to 20 years of senior management experience in high technology, international service and manufacturing environments, with most of that time in positions focused on operations management, marketing and finance and administration. Prior to his employment with Lockheed and ILS, Mr. Lloyd held several management positions at General Dynamics (GD). He was Vice President and Managing Director, and responsible for the management and operations of General Dynamics Commercial Launch Services. Prior to that, he was Vice President of Finance and Controller of GD Space Systems, and Vice President of Finance and Administration of GD Services Company. Mr. Lloyd began his career as a Senior Financial Planning Analyst at Ford Motor Company in 1975. Mr. Lloyd holds a Masters of Business Administration from the University of Michigan and earned his Bachelor of Arts Degree in Finance from Virginia Polytechnic Institute and State University.

STANLEY W. DUBYN (43) - CHIEF OPERATING OFFICER, PRESIDENT AND DIRECTOR.

         Mr. Dubyn has been a director of the Company since February 4, 2000, and its President and Chief Operating Officer since March 4, 2000. Mr. Dubyn was formerly Senior Vice-President and Chief Operating Officer for Spectrum Astro, Inc. in Manhattan Beach, California, a position he held since October 1990 and which he resigned prior to becoming an officer of the Registrant. In that capacity, Mr. Dubyn was responsible for overall cost, schedule and technical management and oversight of company business activities with NASA, USAF, BMDO DARPA, classified and government customers, and managed over $75 million in prime contract revenue associated with spacecraft design, development, manufacturing, integration, test, launch and on-orbit operation. He was directly responsible for proposal management and winning a $1.5 billion NASA Goddard Space Flight Center contract. Mr. Dubyn has managed subcontracts and suppliers totaling over $34 million, many with new development technologies on compressed delivery schedules, and has functioned as director of new business and marketing for all classified, defense and NASA programs for Spectrum Astro. Concurrently with his employment for Spectrum Astro, Mr. Dubyn has acted as program manager on the following projects: New Millennium Deep Space One (October 1995-February
1997), Mars-98 Orbiter & Lander (February 1995 - October 1995), MSTI-3 (May 1994
- February 1995), MSTI-2 (November 1992 - May 1994), MSTI -1, where he also acted as Chief Systems Engineer (November 1991 - November 1992) and DSP Evolution Study (October 1991 - November 1992). Prior to going to work with Spectrum Astro, Mr. Dubyn worked for TRW Space & Technology Group from June 1982 to October 1990, where he worked on a variety of classified projects in a myriad of capacities, including Program Manager and Director of STS Training for the Defense Projects Division. From May 1978 to June 1982, Mr. Dubyn worked for Hughes Aircraft Company, Space & Communications Group in El Segundo, California as a Mission and Systems Analyst, STS Integration Engineer and Preliminary Design Engineer, and, from July 1977 to September 1997, Mr. Dubyn worked for Rockwell International, B-1 Division s a Stuctural Analyst. Mr. Dubyn received his Master of Science Degree, Aerospace Engineering in 1981, and a Bachelor of Science Degree in Aerospace Engineering in 1978 from the University of Southern California. He has been honored throughout his career with awards for recognition and achievement, including the Hughes Aircraft Co. Masters Fellowship Award in 1980 and American Institute of Aeronautics and Astronautics Judging Awards in 1986, 1987 and 1988. In 1990, Mr. Dubyn received the TRW Chairman's Award for Innovation.

         Susan Benson is the wife of James W. Benson. There are no other family relationships between the proposed executive officers and/or directors. The Company's address is: 13855 Stowe Drive, Poway, California 92064.

         During the fiscal years ended December 31, 1997, 1998, and 1999, the Company granted options to certain of its officers as compensation for their services pursuant to the Company's Stock Option Plan. Total compensation paid to officers of the Company for its past three fiscal years is set forth below:

                           SUMMARY COMPENSATION TABLE
                                                                        Long Term Compensation
                                                                        ----------------------
                                   Annual Compensation                   Awards              Payouts
                           ------------------------------------ -------------------------  ------------
                                                      Other       Restricted
Name and                                              Annual        Stock     Securities                  All Other
Principal                                          Compensation    Award(s)   Underlying      LTIP      Compensation
Position         Year(3)   Salary($)   Bonus ($)        ($)          ($)      Options (#)   Payouts ($)      ($)
---------------------------------------------------------------------------------------------------------------------
James W.         1997      $        0  $         0  $        0  $         0     2,500,000  $        0   $        0
Benson, CEO(4)   1998      $        0  $         0  $        0  $         0       100,000  $        0   $        0
                 1999      $        0  $         0  $        0  $         0             0  $        0   $        0

Charles H.       1997      $        0  $         0  $        0  $         0             0  $        0   $        0
Lloyd, CFO(1)    1998      $        0  $         0  $        0  $         0             0  $        0   $        0
                 1999      $    8,077  $         0  $        0  $         0       450,000  $        0   $        0

Philip E.        1997      $        0  $         0  $        0  $         0             0  $        0   $        0
Smith. COO(6)    1998      $   61,060  $         0  $        0  $         0       100,000  $        0   $        0
                 1999      $   43,388  $         0  $        0  $         0             0  $        0   $        0

Thomas W.        1997      $        0  $         0  $        0  $         0             0  $        0   $        0
Brown,           1998      $   59,246  $         0  $        0  $         0       100,000  $        0   $        0
CFO(1)(5)(8)     1999      $   68,454  $         0  $        0  $         0             0  $        0   $        0

Susan Benson,    1997      $        0  $         0  $        0  $         0             0  $        0   $        0
Secretary(1)     1998      $        0  $         0  $        0  $         0             0  $        0   $        0
                 1999      $        0  $         0  $        0  $         0             0  $        0   $        0

Jan King,        1997      $        0  $         0  $        0  $         0             0  $        0   $        0
V.P.(7)          1998      $   43,154  $         0  $        0  $    10,000             0  $        0   $ 5,500(2)
                 1999      $  134,133  $         0  $        0  $         0             0  $        0   $        0
---------------------------------------------------------------------------------------------------------------------

(1) Thomas W. Brown resigned as the Company's Chief Financial Officer on November 3, 1999. Charles H. Lloyd was appointed Chief Financial Officer upon Mr. Brown's resignation.
(2) Represents a relocation allowance paid upon execution of Mr. King's employment agreement.
(3) Figures for 1999 represent actual compensation and represent true year-end compensation.
(4)      James W. Benson purchased 100,000 shares for $.50 per share in October
         1998.
(5) Certain of the employees listed above have earned compensation in excess of the actual amount paid during fiscal year ended 1999, pursuant to the terms of their various employment agreements, as discussed below. In 1999, Thomas Brown was paid $68,454. This amount is less than the amount due to him under the provisions of his employment agreement. In order to compensate Mr. Brown for the deficiency, the Company has entered into an Amendment to his employment agreement whereby the amount of compensation due has been revised to reflect the actual amount paid, and the Company agrees to issue 10,000 shares of its common stock to Mr. Brown.

(6) On February 5, 2000, the Company negotiated a Separation and Release Agreement with Philip E. Smith, then Chief Operating Officer of ISS. Pursuant to the Separation and Release Agreement, the Company has agreed to pay off a promissory note previously issued to Mr. Smith in six monthly installments, for a total of $70,000, and to pay Mr. Smith his base salary of $90,000 for the period from January 29, 2000 to February 11, 2000. Mr. Smith has agreed to make himself available for meetings, introductions, review sessions, strategy meetings and to otherwise assist the Company and ISS for a period of six months. All other claims of Mr. Smith have been released, including claims to back-salary and authorized but unissued stock options under the Company's 1999 Employee Stock Option Plan. On March 4, 2000, Stanley W. Dubyn became President and Chief Operating Officer of the Company.
(7)      Mr. King resigned his position with the Company in May 2000.
(8) On April 5, 2000, the Company negotiated a Separation and Release Agreement with Thomas Brown. Pursuant to the Separation and Release Agreement, the Company agreed to pay Mr. Brown an early termination penalty at the rate of $60,000 (Termination Rate) in seven installments. As additional consideration Mr. Brown will be granted 5,000 shares of restricted SpaceDev stock issued on April 28, 2000 and held in escrow until January 15, 2001. All other claims of Mr. Brown have been released, including authorized but unissued stock options under the Company's 1999 Employee Stock Option Plan.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                Individual Grants
----------------------------------------------------------------------------------------------------
                              Number of        % of Total
                             Securities       Options/SARs
                             Underlying        Granted to
                            Options/SARs      Employees in     Exercise of Base
Name                         Granted (#)      Fiscal Year        Price ($/Sh)     Expiration Date
----                         -----------      -----------        ------------     ---------------
James W. Benson                       _                 -                   -                  -

Charles H. Lloyd                450,000              100%               $1.34           11/01/09

Philip E. Smith                       -                 -                   -                  -

Thomas W. Brown                       -                 -                   -                  -

Susan Benson                          -                 -                   -                  -

Jan King                              -                 -                   -                  -


     The following table is intended to provide information as to the number of stock options exercised by each of the executive officers listed above, the value realized upon exercise of such options, and the number and value of any unexercised options still held by such individuals.

                                                                        Number of
                                                                        Securities
                                                                        Underlying            Value of Unexercised
                                                                        Unexercised           In-the-Money
                                                                        Options/SARs at       Options/SARs at FY-
                                                                        FY-End (#)            End ($)

                           Shares Acquired on                           Exercisable/          Exercisable/
Name                       Exercise (#)           Value Realized ($)    Unexercisable         Unexercisable
-------------------------- ---------------------- --------------------- --------------------- ----------------------
James W. Benson(1)                                                                  500,000/              $500,000/
                                               0                     0             2,000,000                      0
Charles H. Lloyd                               0                     0             0/450,000                    0/0

Philip E. Smith(3)                             0                     0             0/100,000                    0/0

Thomas W. Brown(3)                             0                     0             0/100,000                    0/0

Susan Benson                                   0                     0                     0                      0

Jan King                                       0                     0                     0                      0

(1)  Mr. Benson owns options to purchase 2,500,000 shares of the Company's
     Common Stock as follows: 500,000 Shares at $1.00 currently vested 500,000
     Shares at $1.50 vesting upon the Company obtaining $6,500,000 additional equity capital 500,000 Shares at $2.00 vesting upon the financing and execution of definitive space launch agreement 500,000 Shares at $2.50 vesting upon launch of first lunar or deep-space mission 500,000 Shares at $3.00 vesting upon successful completion of first lunar or deep-space mission
(2) Under the terms of Mr. Lloyd's employment agreement with ISS, SpaceDev, as the parent corporation, agreed to grant Mr. Lloyd stock options to purchase
     250,000 shares of the Company's common stock pursuant to the Company's
     Stock Option Plan upon execution of the employment agreement. These options begin vesting three (3) months after the date of grant. On February 1, 2000, the Company issued options to purchase an additional 250,000 shares of common stock to Mr. Lloyd at a per share price of $1.44 (the then fair market value) pursuant to the agreement. Mr. Lloyd received additional options to purchase 250,000 shares at a rate of $1.25 per share on May 1, 2000 and is scheduled to receive options to purchase 250,000 shares on August 1, 2000 under the terms of his employment agreement. Additionally, the Company granted Mr. Lloyd non-qualified stock options to purchase up to 200,000 common shares, which will vest upon ISS raising and acquiring a minimum equity financing of $3,000,000 within the first nine (9) months of his employment. These options will be issued on a sliding scale based on a maximum equity financing of $10,000,000, with options to purchase 20,000 common shares for each $1,000,000 of equity financing obtained. All options will be exercisable at the fair market value of the common stock on the date the option was granted.
(3) Pursuant to employment agreements with Philip E. Smith and Thomas W. Brown, the Company issued performance-based options to purchase 100,000 shares of common stock to each of those individuals. The options held by Philip E.
     Smith and Thomas Brown were canceled pursuant to their Release and Separation Agreements with the Company.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's next Annual Meeting of Shareholders must be received by the Company no later than May 1, 2001 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                                          /s/ Susan Benson

                                                          SUSAN BENSON,
                                                          Secretary

                                                          Dated: June 20, 2000

                                 ATTACHMENT "A"


                       AMENDMENT TO 1999 STOCK OPTION PLAN
                                       OF
                                 SPACEDEV, INC.

                             A Colorado Corporation

         Pursuant to a vote of the shareholders of SpaceDev, Inc., a Colorado corporation (the "Company"), taken at the Annual Shareholder Meeting on July 17, 2000, the 1999 Stock Option Plan of the Company is amended as follows:

         Section 3.a. of the Company's 1999 Stock Option Plan is hereby stricken in its entirety and amended to read as follows:

         "3.      Stock Subject to the Plan.
                  -------------------------

                  Subject to adjustment as provided in Section 11 hereof, the maximum number of shares of Common Stock reserved for Awards under the Plan is ________ shares which number may not be in excess of 30% of the outstanding shares of the Common Stock determined as of July 17, 2000, the date of the Company's 2000 Annual Shareholders' Meeting. The number of shares authorized for issuance pursuant to the Plan shall be adjusted annually by the Board of Directors at each annual meeting of the Board to 30% of the shares of Common Stock outstanding immediately preceding each such meeting until expiration of the Plan as set forth in Section 16 hereof. In no event may the number of shares subject to the Plan be set at less than 1,000,000 shares."

                                   CERTIFICATE

         I, Susan Benson, hereby certify that:

         I am the Secretary of SpaceDev, Inc., a Colorado corporation; and

         The foregoing Amendment to the Company's 1999 Stock Option Plan is a true and correct copy of the Amendment to the Company's 1999 Stock Option Plan approved and adopted by the shareholders of SpaceDev, Inc. holding a majority of all outstanding common stock of the corporation represented and voting at an annual shareholder meeting held July 17, 2000 at 9:00 A.M., local time, at 13855 Stowe Drive, Poway, California.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the corporation this ___ day of July, 2000.



                                          --------------------------------------
                                          Susan Benson, Secretary

PROXY                                                                      PROXY

                                 SPACEDEV, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 17, 2000

         The undersigned hereby appoints Stanley W. Dubyn and Susan Benson, President and Secretary, respectively, and each of them, as attorneys and Proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SpaceDev, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 13855 Stowe Drive, Poway, California 92064 on July 17, 2000 at 9:00 A.M. local time and at any and all continuations and adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, on the following matters, in accordance with the following instructions, and on all matters that may properly come before the meeting. With respect to any matter not known to the Company as of July 17, 2000, such proxies are authorized to vote in their discretion.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

          YOUR VOTE IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE,
                    SIGN, DATE AND PROMPTLY RETURN THIS PROXY
                            IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on the other side)

                                 SPACEDEV, INC.

        PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                        THE NOMINEES FOR DIRECTOR AND FOR
                               PROPOSALS 2 AND 3.


1. To elect four directors to hold office until the 2001 Annual Meeting of Shareholders.

         FOR              WITHHELD          VOTE FOR NOMINEE(S) NOT LINED OUT

         [  ]             [  ]              Strike a line through the nominee(s)
                                            name or names below that you do not
                                            vote for

         NOMINEES: James W. Benson, Charles H. Lloyd, Stanley W. Dubyn and
                   Wesley T. Huntress.

2. To approve the continuation of Nation Smith Hermes Diamond, Accountants & Consultants, P.C. as the Company's independent public accountants for the fiscal year ending December 31, 2000.

         FOR                         AGAINST                          ABSTAIN

         [  ]                        [  ]                             [  ]

3. To approve an amendment to the Company's Stock Option Plan of 1999 to increase the authorized number of common shares subject to the Plan and to allow for annual adjustments to the authorized shares.

         FOR                         AGAINST                          ABSTAIN

         [  ]                        [  ]                             [  ]



-------------------                            ---------------------------------
Date                                           Signature

                                               ---------------------------------
                                               Print Name

-------------------                            ---------------------------------
Date                                           Signature

                                               ---------------------------------
                                               Print Name

Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage paid if mailed in the United States.

Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership or limited liability company, please sign the company name by authorized person.